Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated February 26, 2013, is entered into by and between Brink’s, Incorporated, a Delaware corporation (the “Company”), and Ronald F. Rokosz (“Consultant”).

RECITALS

WHEREAS, Consultant will retire from employment with the Company effective March 2, 2012 (the “Commencement Date”); and

WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business and the Company wishes to retain Consultant to perform consulting services as an independent contractor to the Company and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Commencement Date;

NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Period.

(a) From the date of this Agreement through and until the Commencement Date (the “Employment Period”), Consultant shall continue as an employee of the Company as Executive Vice President performing his prescribed duties, and subject to the Company’s policies and requirements applicable to its employees and to Consultant as an executive officer of the Company. If Consultant’s employment is terminated by the Company for Cause (as defined below) or Consultant voluntarily terminates his employment with the Company upon written notice to the Company, in each case prior to the Commencement Date, the remaining rights and obligations of the parties under this Agreement shall terminate, including but not limited to any and all duties applicable to the consulting services which otherwise would have applied following the Commencement Date and any and all payments which otherwise would have been paid following the Commencement Date, other than in respect of the continuing survival of certain terms as set forth in Section 9 below. For purpose of this Agreement, the term “Cause” means (i) an act or acts of dishonesty on Consultant’s part which result in or are intended to result in Consultant’s substantial personal enrichment at the expense of the Company or (ii) repeated material violations by Consultant of his obligations under this Agreement which are demonstrably willful and deliberate on Consultant’s part and which have not been cured by Consultant within a reasonable time after written notice to Consultant specifying the nature of such violations. Notwithstanding the foregoing, Consultant shall not be deemed to have been terminated for Cause without (x) reasonable notice to Consultant setting forth the reasons for the Company’s intention to terminate for Cause, (y) an opportunity for the Consultant, together with his counsel, to be heard before an executive designated by the Company, and (z) delivery to Consultant of a notice of termination specifying the particulars of the reason for the termination for Cause in detail.

(b) If Consultant becomes permanently disabled (as defined below) or dies during the Consulting Period (as defined in Section 2(b) below), the remaining rights and obligations of the parties under this Agreement shall terminate, including but not limited to any and all duties applicable to the consulting services which otherwise would have applied following the Commencement Date, but subject to the continuing survival of certain terms as set forth in Section 9 below For purpose of this provision, the phrase “permanently disabled” shall mean that Consultant is physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months, or for an aggregate of nine (9) months in any twelve (12) consecutive month period, to perform the functions described in Section 2(a) below. Any question as to whether Consultant is permanently disabled as to which Consultant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Consultant and the Company. If Consultant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of whether Consultant is permanently disabled made in writing to the Company and Consultant shall be final and conclusive for all purposes of the Agreement.

2. Consulting Services.

(a) Capacity. Effective on the Commencement Date, the Company retains Consultant with respect to the business of the Company and its subsidiaries and affiliates to be available on reasonable notice and at mutually agreeable times to provide such reasonable advisory and consulting services as are requested by the Chief Executive Officer or the Chief Financial Officer of The Brink’s Company, primarily focusing on providing advice to the Company as respects operational, information technology and other general issues, as well as assistance in transitioning the new Chief Information Officer and/or other new positions. Such services are not to include day-to-day management of the Consultant’s former function or active leadership of any projects. Consultant hereby accepts such position upon the terms and conditions set forth herein, and shall perform such services, with the understanding that the parties reasonably anticipate that the level of bona fide services performed by Consultant will be no more than twenty percent (20%) of the average level of bona fide services performed by him as an employee over the thirty-six month period immediately preceding the Commencement Date.

(b) Term and Operation. The consulting services will commence on the Commencement Date and shall continue until, and shall end upon, December 31, 2013 (the “Consulting Period”). This Agreement may be terminated by Consultant during the Consulting Period in writing upon ninety (90) days written notice to the Company. This Agreement will terminate automatically at the end of the Consulting Period, but subject to the continuing survival of certain terms as set forth in Section 9 below. The Company may terminate this Agreement during the Consulting Period upon a material breach of this Agreement by Consultant which is not cured within fifteen (15) days following written notice of such breach from Company. Notwithstanding anything else in this Agreement to the contrary, in the event this Agreement is terminated during the Consulting Period in accordance with this Section 2(b), all fees and other consideration as set forth in this Section 2 shall cease as of the effective date of the termination of the Agreement.

(c) Consulting Fee. In consideration of Consultant’s performance of the consulting services during the Consulting Period, and subject to Section 3 below, the Company will make ten (10) monthly payments to Consultant, each in an amount equal to $15,000 per month, as described herein. The first payment is to be made on March 31, 2013 and the subsequent nine (9) payments shall be made on the last business day of each subsequent month. Payment is to be made by direct deposit to Consultant’s bank account.

(d) Reimbursement of Expenses. The Company shall reimburse Consultant monthly for all reasonable expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement during the Consulting Period and in compliance with and subject to the expense reimbursement policies and procedures of the Company. Included in such reimbursement shall be Consultant’s necessary travel and other expenses in connection with his duties as Consultant. Consultant shall not be obligated to make any advance to or for the account of the Company, nor shall Consultant be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all expenses over $5,000.00 to be incurred by Consultant during the Consulting Period in connection with this Agreement shall require the prior approval of the Company’s Chief Executive Officer.

(e) Section 409A.

(i) General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto and any Internal Revenue Service or Treasury rules or other guidance issued thereunder (collectively, “Section 409A”). Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment under this Agreement shall be treated as a separate payment which is compliant with or excepted from Section 409A including, but not limited to, the exceptions for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments to be made upon a termination of employment or termination of consulting services under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on Consultant pursuant to Section 409A of the Code. In no event may Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement.

(ii) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Consultant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Retirement Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to Consultant under this Agreement during the six-month period immediately following Consultant’s separation from service (as determined in accordance with Section 409A) on account of Consultant’s separation from service shall be accumulated and paid to the Consultant on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Consultant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Consultant’s death.

(iv) Separation from Service. Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of Consultant’s “separation from service,” as that term is defined in Section 409A and Treasury regulation Section 1.409A-1(h).

(f) Company Indemnification Obligation. In the event Consultant is made a party to any suit or claim or threatened with any suit or claim relating to his consulting services under this Agreement (other than a suit or claim by or in the name of the Company), the Company shall hold him harmless and indemnify him from any and all costs, fees, expenses, damages or detriments of any kind on the same terms and conditions as are in effect at the applicable time for the Company’s executive officers.

3. Release Agreement. In consideration of the Company’s entering into this Agreement, Consultant agrees that he will execute and return to the Company after the Commencement Date and not later than twenty-one (21) days following the Commencement Date, a release of claims against the Company and its employees, directors, officers, subsidiaries and other affiliated parties in a form acceptable to the Company (the “Release”), and then not revoke the Release to the extent allowable thereunder. Consultant’s failure to execute, return to the Company and not revoke the Release as described in this Section 3 shall be considered a material breach of this Agreement which shall not be considered curable but shall result in immediate termination of this Agreement and the Consulting Period, notwithstanding Section 2(b) above.

4. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) Consultant agrees that while he is an employee of the Company and during the Consulting Period, he shall not directly or indirectly:

(i) enter into, or attempt to enter into, remain within, or otherwise participate within a Restricted Business (as defined below), as a principal, partner, joint venturer, employee, consultant, agent, broker, intermediary, representative, shareholder, investor, officer or director, or have any direct or indirect financial interest therein, including without limitation, the interest of a creditor in any form; provided, however, the ownership by Consultant of stock listed on a national securities exchange of any corporation engaged in a Restricted Business shall not be deemed a violation of this Agreement if the Consultant and his associates (as such term is defined in Regulation 14A of the Securities Exchange Act of 1934 as in effect on the date hereof) collectively do not own more than an aggregate of one percent (1%) of the stock of such corporation; or

(ii) receive any remuneration in any form from any entity engaged in a Restricted Business; or

(iii) induce or attempt to persuade any then-current employee, agent, manager, consultant or director of the Company or any of its subsidiaries or affiliates to terminate such employment or other relationship in order to enter into any business relationship or business combination with the Consultant or any other person, whether or not in competition with the Company or any of its subsidiaries or affiliates; or

(iv) use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the business of the Company or any of its subsidiaries or affiliates; or

(v) solicit, divert, or take away from the Company or any of its subsidiaries or affiliates, or otherwise attempt to establish for Consultant or for any other person, corporation or other business entity, any business relationship with any person which is, or during the one year period preceding such activity was, a customer, client or distributor of the Company or any of its subsidiaries or affiliates.

(b) For the purposes of this Section 4, a “Restricted Business” shall mean a person, company, corporation, or other entity, whether existing or to be formed, which is directly or indirectly engaged in, or has developed plans to directly or indirectly engage in, any of the businesses conducted by the Company or any of its subsidiaries or affiliates in the United States or any other jurisdictions in which the Company or any of its subsidiaries or affiliates conduct business or have developed plans to conduct business within one year after such development.

(c) From and following the Effective Date (as defined below), Consultant agrees that he will not make any untrue, misleading, or defamatory statements concerning the Company or any of its subsidiaries or affiliates or any of its or their officers or directors, and will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company or any of its subsidiaries or affiliates, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company or any of its subsidiaries or affiliates or any of its or their officers or directors. However, nothing in this Agreement prohibits Consultant from communicating with or cooperating in any investigations of any governmental agency on matters within their jurisdictions, provided that this Agreement does prohibit Consultant from recovering any relief, including without limitation monetary relief, as a result of such activities. In agreeing not to make disparaging statements regarding the Company or its subsidiaries or affiliates or its or their officers or directors, Consultant acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about the Company or its subsidiaries or affiliates or its or their officers or directors, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights. /s/ RFR [initialed]

(d) It is the desire and intent of the Company and Consultant that the provisions of this Section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, (i) if any particular portion of this Section 4 shall be adjudicated to be invalid or unenforceable, this Section 4 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 4 in the particular jurisdiction in which such adjudication is made, and (ii) in the event any covenant made in this Section 4 shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted and, in its reduced form, such provision shall then be enforceable. Consultant acknowledges that he has received good and valuable consideration for the restrictive covenants contained in this Section 4.

(e) Any breach by Consultant of his obligations under Section 4 shall be considered a material breach of this Agreement which shall not be considered curable but shall result in immediate termination of this Agreement and the Consulting Period, notwithstanding Section 2(b) above.

5. Confidentiality.

(a) Consultant will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of Consultant’s performance of services for the Company, use any trade secrets or confidential business and technical information of the Company or its subsidiaries or affiliates or customers or vendors, without limitation as to when or how Consultant may have acquired such information. As used in this Agreement, “Confidential Information” shall mean and include, without limitation, technical or business information not readily available to the public or generally known in the trade, including but not limited to the Company’s selling, manufacturing, marketing, pricing, distribution and business plans, methods, strategies and techniques; training, service, security and business policies and procedures; inventions; ideas; improvements; discoveries; developments; formulations; specifications; designs; standards; financial data; customer and supplier information; vendor and product information; security information; customer and prospective customer lists; other customer and prospective customer information; equipment; mechanisms;

processing and packaging techniques; trade secrets and other confidential or business information, knowledge, data and know-how of the Company, whether or not they originated with Consultant or information which the Company received from third parties under an obligation of confidentiality. Consultant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Consultant and whether compiled by the Company, and/or Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention, disclosure or use of such information by Consultant during the term of this Agreement (except in the course of performing services for the Company) or after the termination of this Agreement shall constitute a misappropriation of the Company’s trade secrets.

(b) Consultant agrees that upon the termination of this Agreement or the termination of Consultant’s performance of services, for any reason, Consultant shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 5(a) above. In the event that such items are not so returned, the Company will have the right to charge Consultant for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c) Any breach by Consultant of his obligations under Section 5 shall be considered a material breach of this Agreement which shall not be considered curable but shall result in immediate termination of this Agreement and the Consulting Period, notwithstanding Section 2(b) above.

6. Discoveries and Inventions: Work Made for Hire.

(a) Consultant agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any services performed by Consultant for the Company, Consultant will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Consultant has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Consultant conceives and/or develops entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by Consultant for the Company.

(b) Consultant acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “Items”), including without limitation, any and all such Items generated and maintained on any form of electronic media, generated by Consultant during the term of this Agreement shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

(c) All elements of this Section 6 shall apply to and be in full force and effect during the Employment Period and the Consulting Period.

7. Specific Performance. Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 4 and 5 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, as determined in good faith by the Company, in addition to any remedies at law, the Company, without posting any bond and without the necessity of showing actual damages, shall be entitled to an injunction restraining any breach or threatened breach, and to cease making any payments or providing any benefit otherwise required by this Agreement.

8. Independent Contractor. During the Consulting Period, Consultant will at all times be and remain an independent contractor of the Company. Consultant shall exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. During the Consulting Period, Consultant may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. Consultant acknowledges and agrees that, during the term of this Agreement commencing with the Commencement Date, Consultant will not be an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of any benefits provided to employees of the Company or any of its affiliates under any employee benefit plan currently in effect or which becomes effective during the term of this Agreement commencing with the Commencement Date. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid and benefits provided to Consultant. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company during the Consulting Period.

9. Survival. Subject to any limits on applicability contained therein, Sections 2(e), 2(f), 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

10. Representations.

(a) Consultant hereby represents and acknowledges that he has read and fully agrees with the contents of this Agreement.

(b) Consultant represents and acknowledges that he has retained or has had the opportunity to retain counsel concerning this matter, that Consultant has read and fully understands the terms of this Agreement, or has had it analyzed by counsel of his choosing, with sufficient time, and that he is aware of its contents and of its legal effects.

(c) Consultant represents and acknowledges that he has disclosed to the Company any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe involves any false claims to the United States or is or may be unlawful or violates or is inconsistent with Company policy in any respect.

(d) Consultant acknowledges and agrees that the agreement by the Company to enter into this Consulting Agreement and the consideration provided him as set forth in Section 2 of this Agreement is sufficient to support the Release referenced in Section 3.

(e) In the event it shall be determined that there is any ambiguity contained in this Agreement, said ambiguity shall not be construed against any party hereto as a result of such party’s preparation of this Agreement, but shall be construed in favor or against either of the parties in light of all of the facts, circumstances and intentions of the parties at the time of the Effective Date, as defined in this Agreement.

(f) As part of the consideration for the payments as described in this Agreement, as well as the acceptance of the obligations set forth in the Agreement, Consultant expressly guarantees and has represented and does hereby expressly warrant and represent to the Company that:

(i) he is legally competent and duly authorized to execute this Agreement and it has been read or explained to him in a language and manner fully understandable to him, and this Agreement does not violate or conflict with any other agreement to which consultant is a party; and

(ii) he has not assigned, pledged, or otherwise in any manner whatsoever sold, hypothecated, or otherwise transferred or pledged, either by instrument in writing or otherwise, any right, title, interest, or claim which he has or may have by reason of any claims, damages or otherwise be sustained as of the execution of this Agreement.

11. Effective Date of the Agreement. This Agreement will take effect as of the date first written above (“Effective Date”).

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof as of the Effective Date, and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, and any such prior understandings, agreements or representations are hereby terminated, abrogated and rendered null and void in their entirety.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

15. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

16. Notice. Where notice is required pursuant to this Agreement, it shall be made by regular mail to Consultant at his address last on file with the Company, and to Company, attention General Counsel, The Brink’s Company, 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100. Consultant and the Company agree to provide notice of change of address as soon as practicable after such change of address is effective.

17. Choice of Law; Dispute Resolution. The Agreement shall be governed by and construed and implemented under the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law or decisional authority in this regard. The parties agree that the state courts located in the County of Henrico, Virginia or the federal court located in the City of Richmond, Virginia shall have exclusive jurisdiction in any action, suit or proceeding by or against Consultant based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against Consultant; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. In the event of a litigated dispute regarding this Agreement, the prevailing party (as determined by the court) shall be entitled to reimbursement from the non-prevailing party of the prevailing party’s reasonable attorney fees and costs of maintaining the dispute.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

RONALD F. ROKOSZ		BRINK’S, INCORPORATED

/s/ Ronald F. Rokosz		/s/ McAlister C. Marshall, II
By:

		Its:	Chairman and Chief Executive Officer

Date:	February 26, 2013	Date:	February 26, 2013